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                                                                     Exhibit 5.1

                      Davis Polk & Wardwell letterhead



                                                                  March 27, 2000

Ventro Corporation
1500 Plymouth Street
Mountain View, California 94043

Ladies and Gentlemen:

     We have acted as counsel to Ventro Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (Registration No. 333-31774), and of Amendments No. 1 and No. 2 thereto (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, $345,000,000 principal amount of ____% Convertible Subordinated Notes due 2007 (the "Notes"), and shares of the Company's Common Stock issuable upon conversion of the Notes, which will be sold to the respective underwriters named in the Registration Statement pursuant to the Underwriting Agreement filed as
Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement"). The Notes are to be issued pursuant to the terms of an Indenture substantially in the form filed as Exhibit 4.4 to the Registration Statement (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as Trustee.

     We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing, we are of the opinion that: when
(i) the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (ii) the Pricing Committee of the Company's Board of Directors approves the terms of the Notes, including the price at which the Notes are to be sold to the underwriters pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the
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Notes, (iii) the Indenture and the Underwriting Agreement have been duly executed and delivered by the parties thereto, and (iv) the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Notes will have been duly authorized, and the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights or debtors' obligations and to general principles of equity.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and further consent to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement, without admitting that we are experts within the meaning of the Securities Act.


                                             Very truly yours,

                                             /s/ Davis Polk & Wardwell